Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated September 13, 2021 Relating to Preliminary Prospectus Supplement dated September 13, 2021 Registration No. 333-251195

BRP Group, Inc. Announces Proposed Public Offering of Common Stock

TAMPA, FLORIDA – September 13, 2021 — BRP Group, Inc. (“BRP Group” or the “Company”) (NASDAQ: BRP), an independent insurance distribution firm, today announced the proposed underwritten offering of 8,000,000 shares of its Class A common stock. The underwriters for the offering also have a 30-day option to purchase up to 1,200,000 additional shares of its Class A common stock.

In addition, BRP Group announced that it continues to have a strong Partnership pipeline and currently expects to close Partner acquisitions generating total acquired revenue of approximately $175 million to $200 million in 2021, with all remaining 2021 Partnerships closing in the fourth quarter of 2021, and approximately $100 million to $150 million in 2022, with 2022 acquired revenue being split among fiscal quarters in a similar proportion as 2021 acquired revenue. “Acquired revenue” is calculated as revenue attributable to acquired businesses for the most recent 12-month period prior to acquisition evaluated based on quality of earnings reviews.

BRP Group also announced that as of September 13, 2021, “MGA of the Future” policies in force have grown to 652,666 from 605,295 as of June 30, 2021.

BRP Group intends to use the net proceeds from the sale of the shares of Class A common stock offered in the offering to purchase newly issued membership interests of Baldwin Risk Partners, LLC (“LLC Units”) from its operating subsidiary Baldwin Risk Partners, LLC. Baldwin Risk Partners, LLC intends to use the proceeds from the sale of LLC Units to BRP Group as follows: (i) to pay fees and expenses in connection with the offering and (ii) for working capital and other general corporate purposes, including to fund cash payments to be made upon the closing of previously announced Partner acquisitions, Partnership opportunities that BRP Group is considering and future Partnership opportunities.

J.P. Morgan, Wells Fargo Securities, BofA Securities, Morgan Stanley, Jefferies and William Blair are acting as joint book-running managers and Keefe, Bruyette & Woods, A Stifel Company, Raymond James, Capital One Securities and Dowling & Partners Securities LLC are acting as co-managers for the offering.

BRP Group has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to this offering and other documents BRP Group has filed with the SEC for more complete information about BRP Group and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement if you request it from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; Wells Fargo Securities, LLC, 500 West 33rd Street, New York, NY 10001, Attn: Equity Syndicate Department, or by telephone at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com; or BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

ABOUT BRP GROUP, INC.

BRP Group, Inc. (NASDAQ: BRP) is a rapidly growing independent insurance distribution firm delivering tailored insurance and risk management insights and solutions. BRP represents over 700,000 Clients across the United States and internationally.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent BRP Group’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or BRP Group’s strategies or expectations, including those about the offering, BRP Group’s Partnership pipeline and acquired revenue. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in BRP Group’s Annual Report on Form 10-K for the year ended December 31, 2020 and the preliminary prospectus supplement related to the offering, and in BRP Group’s other filings with the SEC, which are available free of charge on the Securities and Exchange Commission’s website at: www.sec.gov, including those factors relevant to this offering and BRP Group’s Class A common stock, debt obligations and related restrictions, liquidity, Partnership pipeline and business, financial condition and results of operations, as well as factors related to the potential effects of the COVID-19 pandemic on BRP Group’s business, financial condition and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to BRP Group or to persons acting on behalf of BRP Group are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and BRP Group does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

CONTACTS

INVESTOR RELATIONS

Bonnie Bishop, Executive Director

Baldwin Risk Partners

(813) 259-8032 | IR@baldwinriskpartners.com

PRESS

Rachel DeAngelo, Communications Manager

Baldwin Risk Partners

(813) 387-6842 | rdeangelo@baldwinriskpartners.com